Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Denali Holding Inc. on Form S-4 and in the proxy statement/prospectus of Denali Holding Inc. and EMC Corporation, which is part of the Registration Statement, of our opinion dated October 11, 2015, appearing as Annex D and incorporated by reference to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the following headings:

•	“Summary—Opinions of EMC’s Financial Advisors”

•	“Risk Factors—Risks Relating to the Merger”

•	“Proposal 1: Approval of The Merger Agreement—Background of the Merger”

•	“Proposal 1: Approval of The Merger Agreement—Recommendation of the EMC Board of Directors”

•	“Proposal 1: Approval of The Merger Agreement—Opinions of EMC’s Financial Advisors”

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Anthony Uccellini
Anthony Uccellini Executive Director

New York, New York

Date: December 14, 2015